Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the RELM Wireless Corporation 2017 Incentive Compensation Plan of our report dated March 1, 2017, relating to the consolidated financial statements of RELM Wireless Corporation as of December 31, 2016 and 2015 and for the years then ended, which appear in its Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

/s/ Moore Stephens Lovelace, P.A.

Miami, Florida
June 15, 2017